Exhibit 10.1

Summary of Non-Employee Director Compensation Program

Effective May 11, 2015, the following compensation program applies to non-employee directors of DST Systems, Inc. (the “Company”).

Compensable Event/Position	Fees
Annual Cash Retainer	$90,000
Retainer for Lead Independent Director	$30,000
Committee Chairperson Retainer
Audit	$20,000
Compensation	$15,000
Nominating	$15,000
Board Meeting Fee	(1)
Committee Meeting Fee	(1)
Annual Equity Award	$140,000 (fair market value of DST stock) (2)

(1) for each meeting (whether in-person or telephonic) in excess of 7 meetings of the Board or applicable committee in the one-year measurement a director will receive $2000 per meeting.
(2) Grants of DST stock are made pursuant to the 2015 Equity and Incentive Plan and are paid as soon as practicable following the date of the annual meeting if the non‑employee director will continue to serve immediately following such meeting. The number of shares is based on the fair market value (as determined under rules of Compensation Committee) on the date of grant.
Directors Deferred Fee Plan
The Directors Deferred Fee Plan provides Directors with the opportunity to (i) receive Deferred Shares in lieu of (x) their annual cash Directors' fees (other than Meeting Fees) and (y) their Directors' annual equity awards and (ii) defer recognition of income tax until the settlement and payment of Deferred Shares upon the Director's Separation from Service from the Board.

Insurance
DST purchases term life insurance for non‑employee directors. The directors name the policy beneficiaries.
Spousal Travel
DST provides spousal travel to occasional off‑ site planning meetings and reimburses family entertainment at such meetings. If we do not incur an incremental cost for an additional passenger, the spouse or significant other of a director may accompany the director to the location at which meetings of the Board or its committees are occurring by traveling on aircraft in which we have an interest.